SCHEDULE 14C
                                 (RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

|_|   Preliminary Information Statement
|X|   Definitive Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                                 XACT AID, INC.
                (Name of Registrant As Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which the transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:


|_|   Fee paid previously with preliminary materials

|_| check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                                 XACT AID, INC.
                        143 TRIUNFO CANYON ROAD, STE. 104
                           WESTLAKE VILLAGE, CA 91361


                              INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.



                                                    Westlake Village, California
                                                    July 28, 2006

      This information statement has been mailed on or about July 31, 2006 to the stockholders of record on July 28, 2006 (the "Record Date") of Xact Aid, Inc., a Nevada corporation (the "Company") in connection with certain actions to be taken by the written consent by the majority stockholders of the Company, dated as of May 4, 2006. The actions to be taken pursuant to the written consent shall be taken on or about August 21, 2006, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.



Date: July 28, 2006                          By Order of the Board of Directors,


                                             /s/ Fred De Luca
                                             -----------------------------------
                                             Secretary, Director

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS DATED MAY 4, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of a majority of stockholders dated May 4, 2006, in lieu of a special meeting of the stockholders. Such actions will be taken on or about August 21, 2006:

      1. To sell the 1,000,000 shares of the common stock of Brooke Carlyle Life Sciences, Inc. ("Brooke Carlyle") held by the Company, which constitutes all or substantially all of the Company's assets, for cash consideration in the amount of $1,000 representing the payment per share of $.001, par value per share of Brooke Carlyle.

                      OUTSTANDING SHARES AND VOTING RIGHTS

As of July 19, 2006, the Company's authorized capitalization consisted of 200,000,000 shares composed of 100,000,000 authorized shares of common stock, par value $0.001 per share, ("Common Stock") of which 13,576,021 shares were issued and outstanding as of the Record Date, and 100,000,000 authorized shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), of which no shares were issued and outstanding as of the Record Date. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock have voted in favor of the foregoing proposal by resolution dated May 4, 2006, and having sufficient voting power to approve such proposal through their ownership of capital stock, as required under Section 78.565 of the Revised Statutes of the State of Nevada, no other stockholder consents will be solicited in connection with this Information Statement. Federico G. Cabo holds 3,000,000 shares of common stock, Fred De Luca holds 6,000,000 shares of common stock, and Robert Pautsch holds 500,000 shares of common stock. Combined, they hold 9,500,000 votes out of a total of 13,576,021 possible votes, or 69.98%, on each matter submitted to the stockholders. All of the aforementioned shareholders have voted in favor of the foregoing proposals by resolution dated May 4, 2006.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on August 21, 2006.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 78.370 of the Revised Statutes of the State of Nevada.

                SALE OF BROOKE CARLYLE LIFE SCIENCES, INC. STOCK

Pursuant to Section 78.565 of the Revised Statutes of the State of Nevada, in order for the Company to dispose of all or substantially all of the Company's assets, such action is required to be authorized by the affirmative vote of the stockholders of the Company holding stock in the Company entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose. On May 4, 2006, the stockholders holding the majority of the Company's issued and outstanding shares of the Common Stock, authorized the Company via written consent, to conduct a sale of the 1,000,000 shares (the "Shares") of the common stock of Brooke Carlyle Life Sciences, Inc. ("Brooke Carlyle") (the "Sale"), which constitutes all or substantially all of the assets of the Company, for $1,000 cash, representing a consideration of $0.001 per Share of Brooke Carlyle, Brooke Carlyle's par value per Share. Also, on May 4, 2006, the Board of Directors of the Company (the "Board") believing that the sale of the Brooke Carlyle Shares is in the best interests of the Company authorized the Company to conduct the said Sale. On May 4, 2006, the Company entered into the Stock Purchase Agreement (the "Purchase Agreement") with Nexgen Biogroup, Inc., for the Sale of the Shares.

Summary Term Sheet with Respect to Proposal No. 1

The following is a summary of the terms of the Company's sale of 1,000,000 shares of common stock of Brooke Carlyle Life Sciences, Inc.:

      o sale of 1,000,000 shares of Brooke Carlyle Life Sciences, Inc. in consideration of a cash payment of $1,000 (the "Sale");

      o consideration amounts to a payment of $0.001 per Brooke Carlyle share, Brooke Carlyle's par value per Share; and

      o the Sale is a condition precedent of the Company entering and effecting the transaction contemplated by the Share Exchange Agreement, as further explained in section entitled "Reason for the Sale of the Brooke Carlyle Sciences, Inc. Stock".

The Closing conditions upon which the completion of the Company's sale of 1,000,000 shares of common stock of Brooke Carlyle Life Sciences, Inc., depends are:

      o The Company delivering the stock certificate evidencing the 1,000,000 shares of common stock of Brooke Carlyle Life Sciences, Inc., endorsed by the Company for transfer to Nexgen Biogroup, Inc. ("Nexgen"); and

      o The Company delivering a certificate to Nexgen with respect to the accuracy of the representations and warranties of the Company contained in the Stock Purchase Agreement.

       REASON FOR THE SALE OF THE BROOKE CARLYLE LIFE SCIENCES, INC. STOCK

On March 3, 2006, the Company entered into a non-binding letter of intent ("LOI") with Technorient, Limited, a Hong Kong corporation ("Technorient") for a proposed acquisition of Technorient via a share exchange by and among the Company and Technorient (the "Share Exchange"). Pursuant to the LOI, the Company intended to acquire not less than 99.92% of the capital stock of Technorient in exchange for the issuance of shares of the Company's Preferred Stock which were proposed to be authorized and would be convertible into 95% of the outstanding capital stock of the Company, as was disclosed in a definitive Information Statement on Schedule 14(c) filed with the Securities and Exchange Commission ("SEC") on March 28, 2006, and mailed to the Company's shareholders on March 30, 2006. In May of 2006 the Board was presented with the agreement as referred to in the LOI for the purchase of Technorient. On May 4, 2006 the Board of Directors of the Company and shareholders holding the majority of the Company's issued and outstanding Common Stock, approved for the Company to enter into said agreement, entitled Share Exchange Agreement (the "Agreement"). On June 9, 2006, the Company entered into the Agreement. Subsequently, on July 15, 2006, the amended Share Exchange Agreement (the "Amended Agreement") was entered into by the Parties which agreement replaced in its entirety and superseded the Agreement.

PRINCIPAL TERMS OF THE AMENDED SHARE EXCHANGE AGREEMENT

The Amended Agreement, dated July 25, 2006, was entered into by and among the Company, Fred De Luca, a director of the Company ("De Luca"); Corich Enterprises Ltd. ("Corich"), Herbert Adamczyk ("Mr. Adamczyk"; Mr. Adamczyk and Corich are hereinafter collectively referred to as the "Sellers"); and Technorient (the Company, De Luca, the Sellers and Technorient are hereinafter collectively referred to as the "Parties"). Pursuant to the terms of the Amended Agreement, the Company shall acquire from the Sellers 49% of the outstanding capital stock of Technorient in consideration of the Company issuing to the Sellers and Orient Financial Services Ltd. ("OFS") 972,728 shares of Series A Convertible Preferred Stock (the "Preferred Shares") which will be convertible into 89,689,881 shares of the Company's Common Stock (the "Issuance"), representing 53.5% of the outstanding Common Stock of the Company on a fully diluted basis, taking into account the Issuance. After giving effect to the Issuance assuming full conversion of the Preferred Shares, there will be approximately 167,644,553 shares issued and outstanding of the Company's Common Stock. The closing of the transactions contemplated by the Amended Agreement is scheduled to occur on or before August 9, 2006 (the "Closing").

Conditions precedent to the closing of the Amended Share Agreement include, but are not limited to the following: (i) that the holders of the Company's 10% Callable Secured Convertible Notes (the "Notes") in the aggregate amount of $1,000,000 will convert the Notes into 5,029,337 restricted shares of the Company's Common Stock; (ii) that the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing; (iii) that Edward W. Withrow, III, a related party of the Company, holder a certain note in the principal amount of $950,000 convert such amount into 16,600,000 restricted shares of the Company's Common Stock; (iv) that Technorient shall have received all of the regulatory approvals and authorizations from the Hong Kong Stock Exchange necessary to consummate the transactions contemplated by the Amended Share Agreement; (v) that De Luca and Federico Cabo shall have delivered their stock certificates together with the required stock powers to the Company for cancellation of 9,000,000 shares of Common Stock of the Company; and (vi) that the Company, at Closing shall have no assets or liabilities, such that on or before the Closing the Company shall transfer all of its assets, including the shares of Brooke Carlyle Life Sciences, Inc., and liabilities to a third party or parties reasonably acceptable to Seller. Closing of the acquisition is scheduled for July 30, 2006.

Also on May 4, 2006, in order to comply with the terms of the Agreement requiring the sale of the Brooke Carlyle stock, the Company's Board and the shareholders holding the majority of issued and outstanding shares of the Company's Common Stock approved and accepted an offer from a certain private corporation to sell the Brooke Carlyle Shares. The Board believes that by selling the Brooke Carlyle stock and thereby allowing the Company to comply with the requirements of the closing conditions of the Amended Agreement, the Company will be liquidating approximately $1,950,000 in liabilities by conversion to equity and will bring to the Company a viable business operation.

As of July 15, 2006, the Company's authorized capitalization consists of 200,000,000 shares composed of 100,000,000 authorized shares of common stock, par value $0.001 per share, ("Common Stock") of which 13,576,021 shares were issued and outstanding, and 100,000,000 authorized shares of preferred stock, $0.001 par value per share (the "Preferred Stock") of which no shares were issued and outstanding. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock. As of the Record Date, the Company had 13,576,021 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The Company has previously filed a definitive Information Statement on Schedule 14(c) with the SEC on March 28, 2006, pursuant to which it disclosed that the stockholders holding the majority of the issued and outstanding shares of the Company's Common Stock approved and authorized the Company to amend its articles of incorporation to authorize 100,000,000 shares of "blank check" Preferred Stock (the "Amendment"), par value $0.001 per share. Subsequent to the filing of the 14(c), the Company effected the Amendment.

BUSINESS OF TECHNORIENT, LIMITED

Technorient, Limited is a Hong Kong based company originally founded in 1975, whose principal business is to import, market and distribute cars manufactured by Maserati and Ferrari, and to provide car servicing and spare car parts in the Hong Kong Special Administrative Region of the People's Republic of China and Macau. Technorient, Limited operates in Hong Kong and China from six locations incorporating sales, spare parts and servicing, body and paint shop facilities all of which are primarily aimed at Ferrari and Maserati car brands. It is the Company's belief that revenues and net earnings for the fiscal year of 2005 were approximately $49 million and $1.4 million, respectively.

PRINCIPAL TERMS OF THE SALE OF BROOKE CARLYLE LIFE SCIENCES, INC.

On May 4, 2006, in order to comply with the terms of the Amended Agreement requiring the sale of the Brooke Carlyle stock, the Company's Board and the shareholders holding the majority of issued and outstanding shares of the Company's Common Stock approved and accepted an offer from Nexgen, to sell 1,000,000 Brooke Carlyle Shares, in consideration of $1,000 cash payment to the Company (the "Sale"). Furthermore, on May 4, 2006, the Company entered into the Purchase Agreement with Nexgen for the Sale of the Shares. The Board believes that by selling the Brooke Carlyle stock and thereby allowing the Company to comply with the requirements of the closing conditions of the Amended Agreement, the Company will be liquidating approximately $1,950,000 in liabilities by conversion to equity, will bring to the Company a viable business operation and in connection with entering into the Amended Agreement will provide to the Company the best opportunity to proceed with restructuring its business via the acquisition of Technorient.

The terms of the Purchase Agreement are (i) that the Company receives a cash payment of $1,000 for the Shares, which amounts to a consideration of $0.001 per Brooke Carlyle share, Brooke Carlyle's par value per Share; (ii) that the Closing conditions of the Sale are satisfied; and (iii) that the Company's representations and warranties set forth in the Purchase Agreement are true as of the date of the Sale.

The Closing conditions of the Sale are (i) that the Company delivers the stock certificate evidencing the 1,000,000 shares of common stock of Brooke Carlyle Life Sciences, Inc., endorsed by the Company for transfer to Nexgen Biogroup, Inc. ("Nexgen"); and (ii) that the Company delivers a certificate to Nexgen with respect to the accuracy of the representations and warranties of the Company contained in the Purchase Agreement.

ASSETS TO BE SOLD

1,000,000 shares of Brooke Carlyle Life Sciences, Inc., which is all of the issued and outstanding stock of the Brooke Carlyle Life Sciences, Inc., which constitutes all or substantially all of the assets of the Company.

REGULATORY APPROVAL

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Purchase Agreement.

REPORTS, OPINIONS, APPRAISALS

No reports, opinions, appraisals have been received from an outside party in connection with the Purchase Agreement.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

With the exception of entering into the LOI, as defined above, there were no prior contracts, transactions or negotiations between the parties prior to the Purchase Agreement.

SELECTED  FINANCIAL DATA

The unaudited pro forma financial information gives effect to the Company's sale of 1,000,000 shares of Brooke Carlyle Life Sciences, Inc.

The unaudited pro forma condensed balance sheet gives effect to the transaction as of March 31, 2006. The unaudited pro forma combined statements of operations for the nine month period ended March 31, 2006, will not be effected by the transaction.

The unaudited pro forma combined financial information has been included as required by the rules of the Securities and Exchange Commission and is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction taken place or had occurred on the earliest date of March 31, 2006. The pro forma condensed combined financial statements should be read in conjunction with the Company's Quarterly Report on Form 10-QSB for the nine month period ended March 31, 2006, filed with the SEC on May 19, 2006, which is hereby incorporated by reference.

                                 BALANCE SHEETS
                         PROFORMA AND ACTUAL (UNAUDITED)

           ASSETS                                    March 31, 2006      March 31, 2006
                                                        PROFORMA              ACTUAL
                                                       -----------         -----------
 Current assets:
      Cash                                             $     2,088         $     1,088
                                                       -----------         -----------

          Total current assets                               2,088               1,088

      Deferred financing cost, net of
 Accumulated amortization of $54,685                        13,999              13,999
      Other assets                                              --               1,000
                                                       -----------         -----------

          Total assets                                 $    16,087         $    16,087
                                                       ===========         ===========
          LIABILITIES AND STOCKHOLDERS' DEFICIT

 Current liabilities:
      Notes payable - assignment of
          pending patent-current portion               $   200,000         $   200,000
                                                       -----------         -----------

          Total current liabilities                        200,000             200,000

 Convertible notes payable, net of
          unamortized debt discount of $336,302            663,698             663,698

 Note payable -assignment of pending patent                750,000             750,000

          Total liabilities                              1,613,698           1,613,698
                                                       -----------         -----------

 Commitments and contingencies

 Stockholders' deficit:
      Common stock, $0.001 par value;
       100,000,000 shares authorized;
       13,576,021 shares issued and outstanding
           as of March 31, 2006                             13,576              13,576
      Additional paid-in capital                         1,324,416           1,324,416
      Accumulated deficit                               (2,935,603)         (2,935,603)
                                                       -----------         -----------

          Total stockholders' deficit                   (1,597,611)         (1,597,611)
                                                                           -----------

                                                       $    16,087         $    16,087
                                                       ===========         ===========

                                 XACT AID, INC.
                             STATEMENT OF OPERATIONS
                         PROFORMA AND ACTUAL (UNAUDITED)

                                           Nine Months Ended    Nine Months Ended
                                                March 31,            March 31,
                                                  2006                 2006
                                                PROFORMA              ACTUAL
                                              ------------         ------------
 Revenue                                      $         --         $         --

 Costs and expenses:
     Cost of sales                                      --                   --
     General and administrative                    448,601              448,601
                                              ------------         ------------

 Profit (Loss) from operations                    (448,601)            (448,601)
                                              ------------         ------------
 Other expense:
     Interest expense                             (249,275)            (249,275)
     Interest income                                 2,738                2,738
     Other income (expense)                       (942,054)            (942,054)
                                              ------------         ------------
    Total Other Income & (Expense)              (1,286,992)          (1,286,992)

 Net profit (loss)                              (1,735,593)          (1,735,593)

 Basic and diluted net loss per
   common share                               $      (0.14)        $      (0.14)
                                              ============         ============

 Basic and diluted weighted
   average shares outstanding                   12,004,908           12,004,908
                                              ============         ============

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of July 15, 2006, certain information regarding the ownership of the Company's capital stock by:

o     each director and executive officer of the Company;
o each person who is known to the Company to be a beneficial owner of more than 5% of any class of the Company's voting stock; and
o     by all officers and directors of the Company as a group.

Unless otherwise indicated below, to the Company's knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of July 15, 2006 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 13,576,021 shares issued and outstanding.

--------------------------------------------------------------------------------
                   Name and Address                                      Percent
 Title of                 Of                      Amount and Nature        Of
   Class         Beneficial Owners (1)         Of Beneficial Ownership    Class
--------------------------------------------------------------------------------
Common Stock     Federico G. Cabo                    3,000,000             22.1%
--------------------------------------------------------------------------------
Common Stock     Fred De Luca                        6,000,000             44.2%
--------------------------------------------------------------------------------
Common Stock     Robert G. Pautsch                     500,000              3.7%
--------------------------------------------------------------------------------
Common Stock     All officers and directors          9,500,000             70.0%
                 As a group (three persons)
--------------------------------------------------------------------------------

(1) Unless otherwise noted, the address for each of the named beneficial owners is: 143 Triunfo Canyon Road, Suite 104 Westlake Village, California 91361.

CHANGE IN CONTROL

The Company intends to effect a change of control pursuant to the transaction contemplated by the Amended Share Exchange Agreement, entered into on July 15, 2006, by and among the Company, Fred De Luca, Corich Enterprises Ltd., Herbert Adamczyk and Technorient, Limited, a company organized under the laws of Hong Kong ("Technorient"). The aforementioned change of control would result in Technorient Group, which is currently the major shareholder of Technorient acquiring control of the Company via the conversion of the Series A Convertible Preferred Stock to be issued to the aforementioned parties, as further explained above in "Principal Terms of the Amended Share Exchange Agreement" above.

DISSENTER'S RIGHTS OF APPRAISAL

The stockholders have no dissenter's rights of appraisal.

                             ADDITIONAL INFORMATION

The  Company is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1. Annual Report on Form 10-KSB for the year ending June 30, 2005;

2. Definitive Information Statement on Schedule 14(c) filed with the SEC on March 28, 2006; and

3. Quarterly Reports on Form 10-QSB for the periods ending September 30 and December 31, 2005, and March 31, 2006.

The Company will furnish a copy of any exhibit thereto or other information upon request by a stockholder to the Company's principal offices at 143 Triunfo Canyon Road, Suite 104 Westlake Village, CA 91361, attn: Fred De Luca


By Order of the Board of Directors,



                                     /s/ Fred De Luca
                                     ----------------------------------
                                     Secretary, Director


Westlake Village, CA
July 28, 2006